Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President-Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS RECORD FIRST QUARTER

DES MOINES, IA, Oct. 24, 2005-Meredith Corporation (NYSE: MDP) today reported record first quarter results. Earnings per share grew 13 percent to $0.52 compared with the prior-year first quarter. Net earnings increased 11 percent to $26.4 million. Total Company revenues rose 35 percent to $390.3 million and advertising revenues increased 29 percent. On a comparable basis (excluding the newly acquired magazines), Meredith's revenues grew 6 percent to $306.9 million.

"We are extremely pleased to report record first quarter earnings," said William T. Kerr, Chairman and Chief Executive Officer. "Our results reflect the addition of our newly acquired magazines, solid magazine advertising and strong performances from our non-magazine Publishing operations, partially offset by the absence of political advertising in Broadcasting. This strong start to fiscal 2006 follows record results in fiscal 2005 and once again validates our ability to execute our growth strategies.

"We closed the acquisition of Parents, Family Circle, Fitness, Child and Ser Padres on July 1, 2005," Kerr continued. "The integration of these new magazines is progressing well and their financial performance is meeting our expectations. The acquisition was modestly accretive in the first quarter."

OPERATING HIGHLIGHTS

Publishing

Operating profit increased 26 percent to $47.7 million and total revenues grew 48 percent to $318.5 million. This performance was due to the addition of the new magazines; solid advertising results at most of Meredith's magazines; and strong profit growth in books, integrated marketing and interactive media. On a comparable basis, publishing operating profit rose 13 percent and revenues grew 9 percent.

Total advertising revenues grew 50 percent primarily due to the addition of the new magazines. On a comparable basis, Publishing advertising revenues increased 4 percent. In particular, Better Homes and Gardens, Ladies' Home Journal, Traditional Home, More and American Baby delivered solid advertising revenue gains.

Meredith Books and Integrated Marketing each increased revenues in excess of 25 percent and produced strong profit growth in the quarter. The Company's interactive media operations produced strong growth as well. "These businesses have grown rapidly in recent years. They help us diversify our revenues beyond traditional magazine advertising, and are essential to continued strong growth in Publishing." Kerr commented.

The Company continued its aggressive product development initiatives. Meredith launched Siempre Mujer, its new Spanish-language women's lifestyle magazine in September. The Company raised the rate base of More magazine to 1.1 million and introduced several new books, including diet and fitness, pregnancy, self help and how-to books.

Broadcasting

Operating profit and earnings before interest, taxes, depreciation and amortization (EBITDA) declined 11 and 5 percent, respectively. Total revenues declined 2 percent to $71.8 million. These results primarily reflect the absence of $6.4 million in net political advertising, partially offset by growth in non-political advertising, and disciplined expense management.

"Overall, we increased non-political advertising revenues 7 percent in the quarter. Our performance ranks among the best of the broadcasters who have reported to date," Kerr said. "We were particularly pleased with our local advertising sales efforts. Local advertising revenue grew 5 percent in the quarter, or 8 percent excluding political advertising." Kerr also noted, "Our national non-political revenues rose 3 percent."

Meredith continued its late news share improvement for certain key markets in the July 2005 rating book for the key adult 25-54 demographic group. In particular, the Company's CBS affiliates in Atlanta and Phoenix-its two largest markets-increased audience share 25 and 33 percent, respectively, from the July 2004 rating book. The Company also posted gains in Portland, Nashville and Kansas City.

During the first quarter Meredith completed its acquisition of KSMO-TV, the WB affiliate in Kansas City, by acquiring the license assets. Meredith now operates duopolies in Kansas City and Portland.

OTHER FINANCIAL INFORMATION

Net interest expense increased to $7.8 million in the first quarter of fiscal 2006 from $5 million in the prior-year period, primarily reflecting a higher average debt balance. Total debt was $605 million at September 30, 2005 versus $300 million as of September 30, 2004 due to the acquisition of the new magazines. The weighted average interest rate was 5.1 percent on September 30, 2005 compared with 6.8 percent on September 30, 2004.

Capital expenditures were $10.6 million in the first quarter of fiscal 2006. The Company repurchased more than 200,000 shares in the first quarter as part of its ongoing share repurchase program.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings. Fiscal 2005 first quarter results have been restated to reflect the expensing of share-based compensation.

OUTLOOK

For the second quarter of fiscal 2006, the Company believes the current First Call mean estimate of $0.56 per share is achievable. On a comparable basis, Publishing advertising revenues are expected to grow in the low-double digits. Total Publishing advertising revenues are expected to increase significantly primarily due to the addition of the new magazines. Broadcast pacings, which are a snapshot in time and change frequently, are currently down in the mid-single digits in the second quarter. Broadcast pacings reflect the absence of $12.2 million in net political advertising, which was booked in the second quarter of fiscal 2005.

For the fiscal year, Meredith believes the current First Call mean estimate of $2.83 is achievable. This would represent a 13 percent increase from the $2.50 the Company earned in fiscal 2005 (before the $0.02 cumulative benefit of a change in accounting principle related to option expensing). "This would be particularly strong performance in a year where we face the challenge of replacing nearly $19 million in net political advertising revenues," Kerr noted.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on October 24, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss fiscal first quarter results. A live webcast will be accessible to the public on the Company's website www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA should be construed not as alternative measures of, but as supplemental information regarding, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings, publishing advertising revenues, along with the Company's earnings per share outlook for the second quarter of fiscal 2006 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; the integration of the newly acquired businesses; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group is the leading magazine publisher serving women, reaching more than 75 million American women. The group features 25 subscription magazines-including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and More-and approximately 200 special interest publications. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains more than 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months Ended September 30,	2005	Restated * 2004	Percent Change
(In thousands except per share data)
Revenues
Advertising	$233,230	$180,591	29.1%
Circulation	94,883	58,226	63.0%
All other	62,152	50,046	24.2%
Total revenues	390,265	288,863	35.1%
Operating costs and expenses
Production, distribution and editorial	176,761	129,176	36.8%
Selling, general and administrative	150,942	107,283	40.7%
Depreciation and amortization	11,379	8,431	35.0%
Total operating costs and expenses	339,082	244,890	38.5%
Income from operations	51,183	43,973	16.4%
Interest income	177	217	(18.4)%
Interest expense	(8,020)	(5,172)	55.1%
Earnings before income taxes	43,340	39,018	11.1%
Income taxes	16,903	15,101	11.9%
Net earnings	$26,437	$23,917	10.5%

Basic earnings per share	$0.54	$0.48	12.5%
Basic average shares outstanding	49,318	50,267	(1.9)%

Diluted earnings per share	$0.52	$0.46	13.0%
Diluted average shares outstanding	50,725	51,859	(2.2)%

Dividends paid per share	$0.140	$0.120	16.7%

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

Three Months Ended September 30,	2005	Restated * 2004	Percent Change
(In thousands)
Revenues
Publishing	$318,474	$215,578	47.7%
Broadcasting
Non-political advertising	70,158	65,464	7.2%
Political advertising	80	6,378	(98.7)%
Other revenues	1,553	1,443	7.6%
Total broadcasting	71,791	73,285	(2.0)%
Total revenues	$390,265	$288,863	35.1%

Operating Profit
Publishing	$47,745	$37,823	26.2%
Broadcasting	12,751	14,253	(10.5)%
Unallocated corporate	(9,313)	(8,103)	(14.9)%
Income from operations	$51,183	$43,973	16.4%

Depreciation and amortization
Publishing	$4,708	$2,345	100.8%
Broadcasting	6,047	5,493	10.1%
Unallocated corporate	624	593	5.2%
Total depreciation and amortization	$11,379	$8,431	35.0%

EBITDA
Publishing	$52,453	$40,168	30.6%
Broadcasting	18,798	19,746	(4.8)%
Unallocated corporate	(8,689)	(7,510)	(15.7)%
Total EBITDA	$62,562	$52,404	19.4%

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)	(Unaudited) September 30, 2005	June 30, 2005
Assets
Current assets
Cash and cash equivalents	$11,336	$29,788
Accounts receivable, net	247,449	176,669
Inventories	59,696	41,562
Current portion of subscription acquisition costs	81,446	27,777
Current portion of broadcast rights	23,862	13,539
Other current assets	21,035	15,160
Total current assets	444,824	304,495
Property, plant and equipment, net	413,881	398,882
Less accumulated depreciation	(213,650)	(205,926)
Net property, plant and equipment	200,231	192,956
Subscription acquisition costs	73,075	24,722
Broadcast rights	11,089	7,096
Other assets	68,155	58,589
Intangibles, net	816,560	707,068
Goodwill	428,366	196,382
Total assets	$2,042,300	$1,491,308

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$75,000	$125,000
Current portion of broadcast rights payable	29,134	18,676
Accounts payable	59,606	48,462
Accrued expenses and other liabilities	124,966	119,526
Current portion of unearned subscription revenues	201,203	127,416
Total current liabilities	489,909	439,080
Long-term debt	530,000	125,000
Long-term broadcast rights payable	22,166	17,208
Unearned subscription revenues	172,445	112,358
Deferred income taxes	101,068	93,929
Other noncurrent liabilities	53,668	51,906
Total liabilities	1,369,256	839,481
Shareholders' equity
Common stock	39,726	39,700
Class B stock	9,583	9,596
Additional paid-in capital	59,438	55,346
Retained earnings	569,639	550,115
Accumulated other comprehensive loss	(1,025)	(1,025)
Unearned compensation	(4,317)	(1,905)
Total shareholders' equity	673,044	651,827
Total liabilities and shareholders' equity	$2,042,300	$1,491,308

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows - Unaudited

Three Months Ended September 30,	2005	Restated * 2004
(In thousands)

Net cash provided by operating activities	$7,089	40,441

Cash flows from investing activities
Acquisitions of businesses	(359,221)	(8,158)
Additions to property, plant and equipment	(10,586)	(4,190)
Other	-	(250)
Net cash used in investing activities	(369,807)	(12,598)

Cash flows from financing activities
Proceeds from issuance of long-term debt	440,000	-
Repayment of long-term debt	(85,000)	-
Excess tax benefits from share-based payments	2,953	706
Proceeds from common stock issued	3,673	3,587
Purchases of Company stock	(9,952)	(31,090)
Dividends paid	(6,913)	(6,014)
Other financing activities	(495)	-
Net cash provided by (used in) financing activities	344,266	(32,811)

Net decrease in cash and cash equivalents	(18,452)	(4,968)
Cash and cash equivalents at beginning of period	29,788	58,723
Cash and cash equivalents at end of period	$11,336	$53,755

* Restated to reflect the expensing of share-based compensation.

Meredith Corporation and Subsidiaries	Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended September 30, 2005
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$318,474	$71,791	$-	$390,265
Operating profit	$47,745	$12,751	$(9,313)	$51,183
Depreciation and amortization	4,708	6,047	624	11,379
EBITDA	$52,453	$18,798	$(8,689)	62,562
Less:
Depreciation and amortization				(11,379)
Net interest expense				(7,843)
Income taxes				(16,903)
Net earnings				$26,437
Segment EBITDA margin	16.5%	26.2%

	Three Months Ended September 30, 2004 - Restated *
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$215,578	$73,285	$-	$288,863
Operating profit	$37,823	$14,253	$(8,103)	$43,973
Depreciation and amortization	2,345	5,493	593	8,431
EBITDA	$40,168	$19,746	$(7,510)	52,404
Less:
Depreciation and amortization				(8,431)
Net interest expense				(4,955)
Income taxes				(15,101)
Net earnings				$23,917
Segment EBITDA margin	18.6%	26.9%

* Restated to reflect the expensing of share-based compensation.